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                                                                      Exhibit 10
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April 24, 2001


Dear Beth,

This letter reflects our mutual agreement regarding your leaving full-time employment with ADVO. This letter will amend and supplement your Employment agreement with ADVO dated August 21, 2000 (the "Agreement"). We have agreed as follows:

1. At that time, you will be entitled to the severance benefits as set forth in paragraph 6.1 of the Agreement, except as follows:

      a. Your inactive pay status shall continue until April 30, 2004, unless you find other full-time employment.
      b. Your car allowance of $600 per month shall continue until April 30, 2004, unless you find other full time employment.
      c.  You will not be entitled to any bonus in FY01 or any subsequent year.
      d.  Other specific situations are covered below.

2. You waive all rights to all of your restricted stock, none of which is currently vested. Your rights to all stock options already granted will continue to vest, according to their terms, as long as you remain on inactive pay status. After you leave such status, you will have three months in which to exercise any vested options. You will receive no more grants.

3.  Regarding your Hartford-area condominium:

      a. You will continue to receive your $1500 per month housing allowance, as long as you own it, up to a maximum of six months, at which time the company will purchase the home at your original purchase price.
      b. ADVO's third-party provider shall manage the sale process of the condominium, which shall start immediately and with which you and the company will fully cooperate.
      c. ADVO shall pay commissions, closing costs and reasonable moving costs relative to your relocation.
      d. If applicable, ADVO shall reimburse you for any net loss incurred in your sale of the condominium.

4.  With regard to your job search:

      a. ADVO shall reimburse you for the equivalent of twelve first class round trip airline tickets between Chicago and New York, up to a maximum of $25,512.
      b. ADVO shall reimburse you for all telephone expenses, unless and until you find other full-time employment.
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5.  With regard to your transition:

      a. ADVO shall monitor your internal e-mail and forward all such messages to you until July 1, 2001.
      b. ADVO shall provide phone coverage for your Windsor office until July 1, 2001. The phone will be answered Beth Bronner's office or Executive office if the assigned secretary is not available to answer the call.
      c. ADVO will forward you your personal mail, unopened, until we mutually agree that is no longer necessary.

6. In lieu of outplacement, ADVO shall pay you one hundred thousand dollars ($100,000) for job search expenses and office/clerical support. ADVO shall pay this in a lump sum and issue a Form 1099.

7. If you obtain full-time employment during your inactive pay status, you are required to notify ADVO immediately. At such time, you will be paid in a lump sum payment the balance of the amounts unpaid under paragraph 1a and 1b above, less necessary withholding, and all benefits shall cease at that time.

8. Upon your signing of this agreement, you will return to ADVO your personal desktop computer and printer, Diners Club card, and any other company property still in your possession being understood that arrangements for the return of the desktop computer and printer will be at company expense and will made at a mutually agreed upon time.

9. You understand that your Executive Severance Agreement is no longer a relevant document. You are protected if there is a Change of Control by paragraphs 7.3 and 9 of the Agreement.

10. After your wage continuation status ends, ADVO, Inc. will not contest on the basis of termination, any application which you make for unemployment compensation at the appropriate agency as long as all other aspects of the application are accurate.

11. Within fourteen (14) days of the end of your wage continuation period, you will receive notification of your right under COBRA legislation to elect continuation of group coverage under the Company's medical and/or dental plans. Additionally, you may have the option to convert your group medical coverage to an individual policy basis at the expiration of the COBRA continuation period. You will have up to thirty-one (31) days to convert your group basic and universal life insurance to an individual policy basis. You will receive the written COBRA notice from the Corporate Benefits Department and may inquire to them about details regarding these privileges at (860) 285-6307.

12. In consideration for the extra benefits and payments described in paragraphs 1-6, which are in addition to those to which you are contractually entitled, you affirm that your leaving ADVO, Inc. is not caused by any act of discrimination by ADVO, Inc., its employees, officers or directors, past or present. You agree not to make any claims of any kind against ADVO, Inc. before any agency, court or other forum, and you agree to release ADVO, Inc. from any claim, known or unknown, arising in any way from any actions taken by ADVO, Inc. up to the date of the signing of this agreement including, but not limited to, any claim for wrongful discharge, breach of contract or other common law claims, or under any Federal, State or local statute or
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    regulation including, but not limited to, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S.C. 2000e et. Seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. 1001 et. Seq.; the Age Discrimination in Employment Act as amended: 29 U.S.C. 621 et seq. And the Civil Rights Act of 1991, and any claims for attorney's fees, expenses, or costs of litigation.

13. Also in consideration for the extra benefits and payments described in paragraphs 1-6, you promise not to disparage or otherwise reflect negatively upon the Company, it personnel or its business practices. You also promise not to disclose the terms of this agreement to any other person or entity except for the tax authorities, and your immediate family, accountants and attorneys, each of whom you will advise of the confidential nature of this Agreement. Any violation of this provision shall be a material breach of this agreement and will be grounds for its unilateral termination by the Company.

14. ADVO agrees not to disparage or reflect negatively upon you or your service with ADVO. All job reference requests should be directed to Gary Mulloy or Ed Harless, and all responses shall be positive.

15. This agreement supersedes all other agreements or understandings, written or oral that you have with ADVO on the subject matter herein covered, except that all relevant conditions and obligations of the Agreement shall remain in full force and effect. This specifically includes sections 4, 5, 6 (as modified herein), 7 (.2 and .3), 9, 10, 11, 12, 13, 14, 15, 16 and 17 thereof.

16. You acknowledge that you have read this agreement carefully and fully understand its terms. By this letter, you are being advised to seek counsel and, by signing below, you acknowledge that you have had the opportunity to do so, and are executing this agreement voluntarily and knowingly. You fully understand that signing this agreement waives all legal claims against ADVO, Inc. based on any actions taken by ADVO, Inc. up to the date of the signing of this agreement.

17. Please signify your acceptance of this agreement by signing and returning a copy to me. You have up to (10) days to sign this agreement. You acknowledge that this is a reasonable amount of time. You have had ample opportunity to consider this agreement and do not need further time.

Ed Harless shall serve as your point of contact regarding all provisions of this agreement, including, without limitation, medical benefits and expenses to assure timely and prompt payment to you.

If you have any questions about this letter, please discuss them with me promptly.

Very truly yours,

/s/ GARY M. MULLOY
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Gary M. Mulloy

                           Agreed and accepted this
                              24th of April, 2001

                               /s/ BETH BRONNER
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                                 Beth Bronner